Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 30, 2017 with respect to the combined statement of revenues and certain expenses of The Second Portfolio in Amendment No. 7 to the Registration Statement (Form S-11 No. 333-220964) and related Prospectuses of Workspace Property Trust for the registration of its common shares and the registration of its Series A mandatory convertible preferred shares.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

December 21, 2017